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                                     Filed pursuant to Rule 424(b)(3) and 424(c)
                                                   Registration Number 333-60540



                              PROSPECTUS SUPPLEMENT
                       (To Prospectus dated May 24, 2001)


                                  $517,500,000

                             THE TJX COMPANIES, INC.

                     Liquid Yield Option(TM) Notes due 2021
                          (Zero Coupon - Subordinated)
                                       and
               Common Stock Issuable Upon Conversion of the LYONs

                         ------------------------------

    This document supplements the Prospectus dated May 24, 2001 relating to the resale by the holders of Liquid Yield Option(TM) Notes (Zero Coupon - Subordinated) due 2021 (the "LYONs") and the shares of Common Stock issuable upon conversion of the LYONs.

    This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus dated May 24, 2001.

    The following sets forth information as of the date of this Prospectus Supplement about the principal amount at maturity of LYONs and the underlying common stock beneficially owned by each selling securityholder that may be offered using this Prospectus. All information concerning beneficial ownership has been provided by the selling securityholders.


                       ADDITIONAL SELLING SECURITYHOLDERS

    The table below lists additional selling securityholders for the table on pages 29-32 of the Prospectus.

                                              Principal
                                              Amount at
                                             Maturity of
                                                LYONs
                                             Beneficially     Percentage     Number of Shares of      Percentage of
                                              Owned That       of LYONs       Common Stock That        Common Stock
            Name and Address                 May Be Sold      Outstanding       May Be Sold (1)       Outstanding (2)
            ----------------                 ------------     -----------    --------------------     ---------------

Banc of America Securities LLC               $13,000,000         2.51%              212,335                 *

Deutsche Banc Alex Brown Inc.                $21,100,000         4.08%              344,636                 *
1251 Avenue of the Americas
New York, NY  10020-2600

The Class IC Company Ltd.                     $3,000,000         *                   49,000                 *
c/o PRS International
701 Brickell Ave., Suite 850
Miami, FL 33131

Merrill Lynch Pierce Fenner                   $3,203,000         *                   52,316                 *
& Smith Inc. (5)
101 Hudson Street
Jersey City, NJ 07302

                             SELLING SECURITYHOLDERS

     The table below sets forth updated or corrected information regarding the selling securityholders listed on the table on pages 29-32 of the Prospectus.


                                              Principal
                                              Amount at
                                             Maturity of
                                                LYONs
                                             Beneficially     Percentage     Number of Shares of      Percentage of
                                              Owned That       of LYONs       Common Stock That        Common Stock
            Name and Address                 May  Be Sold     Outstanding      May Be Sold (1)        Outstanding (2)
            ----------------                 ------------     -----------    -------------------      ---------------

Nomura Securities International              $20,000,000         3.86%              326,670             *
2 World Financial Center, Building B
New York, NY 10281

Tribeca Investments, L.L.C.                   $9,800,000         1.89%              160,068             *
399 Park Avenue
New York, NY  10043

Any other holder of LYONs or future         $269,447,000        52.07%            4,401,012             1.58%
transferee, pledgee, donee or successor
of any holder (3) (4)

---------------

*    Less than 1%.

(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     16.3335 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on 278,811,087 shares of common stock outstanding as of March 31, 2001. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of LYONs, or any future transferees, pledgees, donees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

(5) Merrill Lynch Pierce Fenner & Smith Inc. was the initial purchaser of the LYONs issued in a private placement by TJX in February 2001.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE


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SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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             The date of this Prospectus Supplement is June 1, 2001.

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Liquid Yield Option is a registered trademark of Merrill Lynch & Co., Inc.